SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549




                                   FORM 8-K


                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported)   March 16, 2000


                          PRIME CAPITAL CORPORATION
          (Exact name of registrant as specified in its charter)


  Delaware                             000-14888               363347311
--------------------------------      ------------            -----------
(State or other jurisdiction of      (Commission           (I.R.S. Employer
incorporation or organization)       File Number)        Identification No.)


                      10275 West Higgins Road, Suite 200
             Rosemont, Illinois                     60018

   (Address of principal executive offices)       (zip code)


                                (847) 294-6000

                          (Telephone number, including
                       area code, of agent for service)

                                  No Change

                        (Former name or former address,
                          if changes since last report)

ITEM 5.  OTHER EVENTS.

On February 29, 2000, Prime Capital Corporation issued the attached press release.


SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PRIME CAPITAL CORPORATION



                                   /s/ James A. Friedman

                                       James A. Friedman
                                       President and Chief Executive Officer


March 16, 2000

                             ATTACHMENT


Prime Capital Corporation (NASDAQ: PMCP) announced today that the company has signed a letter of intent to be acquired by Finantra Capital, Inc. (OTC: FANT) for all of the issued and outstanding shares of Prime.

     According to terms of the letter of intent, Finantra will acquire all of the authorized, issued and outstanding common shares of Prime based upon an exchange ratio of .315 shares of common stock of Finantra for each common share of Prime, but not to exceed $1.141875 per share for each common share of Prime.

     Prime's revenues for the nine months ended September 30, 1999 were $11,735,441, with income, before a $750,000 provision for credit losses, of $322,657 or $0.08 per share. The company posted a net loss of $427,343, or $0.14 per share.

     "The synergies between our firms are obvious," said James A. Friedman, President and Chief Executive Officer. By combining Finantra's aggressive, e-commerce strategy with the experience and expertise that has resulted in more than $2 billion of equipment financing by our firm, we create a highly competitive, nationally recognized leasing entity with vastly expanded capabilities."

     "The acquisition of Prime is the final operational and servicing platform our company requires to effect its short- and long-term business plan," said Charles Litt, President of Finantra Capital, Inc. "Prime has a state-of-the-art information system that completes the link of our e-commerce strategy."

     Finantra recently announced it has launched a significant e-commerce initiative to position the company as a major financing source for commercial and retail e-commerce transactions. Subsequently Finantra also recently announced it has signed a contract with Gateway, Inc. (NYSE: GTW) to provide financing for Gateway's wide range of personal computer (PC) products. That program will be facilitated through a financing partnership agreement with eCredit.com, Inc.

     Prime anticipates the acquisition will close in early May 2000. However, the letter of intent is subject to final due diligence, definitive agreements, board approval and shareholder consent and there are no assurances it will be consummated.

About Finantra

     Finantra Capital, Inc. is a multi-faceted specialty finance company. The commercial asset finance group specializes in accounts receivable financing and equipment leasing. The consumer finance group is involved in mortgage banking and other types of retail specialty financing. The company recently completed a $36 million acquisition of Travelers Investment Corporation. The Carlsbad, California-based company, which is involved primarily in specialty consumer finance, maintains a consumer finance portfolio in excess of $50 million.

About Prime Capital

     Prime Capital Corporation, headquartered in Rosemont, Illinois, is one of the nation's largest independent, publicly held providers of capital and specialty finance services primarily to the software, communications, and healthcare industries. Directly, or through private label vendor programs with leading manufacturers, Prime has facilitated the financing of more than $2.0 billion of equipment for acquisition by its clients, including major medical centers, hospitals, Fortune 1000 corporations, and other major firms. Prime serves clients nationally through its headquarters and three regional offices.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the Company's products, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings.